Exhibit 99.1

Karat Packaging Reports 2021 Third Quarter Financial Results

Net Sales Increase 35 Percent Over Prior Year

and 43 Percent, Excluding Sales of PPE-Related Products

CHINO, Calif, November 11, 2021 – Karat Packaging Inc. (Nasdaq: KRT), a specialty distributor and manufacturer of environmentally friendly, disposable foodservice products and related items, today announced financial results for its 2021 third quarter ended September 30, 2021.

Third Quarter 2021 Highlights

▪	Net sales of $102.7 million, up 34.6 percent from same period last year.
▪	Net sales, excluding personal protective equipment (PPE) sales, rose 43.2 percent over prior year period.
▪	Gross profit of $29.8 million, compared with $23.0 million a year ago and $28.1 million in the 2021 second quarter.

Fourth Quarter and Full Year 2021 Outlook

▪	Net sales in the 2021 fourth quarter expected to be $93 million to $96 million, compared with $70.4 million a year ago.
▪	Net sales in the 2021 full year expected to be $366 million to $369 million, compared with $295.5 million in 2020.

Alan Yu, chief executive officer, said, “Results for the 2021 third quarter reflect robust demand and our ability to provide new products to a diverse and expanding customer base. Sales increased at a strong rate, led by our distributor, online and national channels. Excluding PPE products that we sold in last year’s third quarter during the height of the COVID-19 pandemic, top-line growth was 43 percent. Sales also were somewhat constrained by inventory shortages resulting from tight labor conditions and port delays in the third quarter.

“The sales increase was partially offset by freight and shipping costs that continued to rise internationally during the third quarter. Freight costs have begun to ease in the fourth quarter but remain at elevated levels compared with last year. We continue to successfully and proactively increase prices to pass on these higher costs and protect our margins.

“As a result of ongoing favorable market trends, we’re currently targeting net sales to be in the range of $93 million to $96 million for the 2021 fourth quarter, which we expect will lead to full year sales in the range of $366 million to $369 million. In addition, the expected growth in our high-margin online channel and our efforts to pass on higher freight and shipping costs give us confidence in our ability to continue to protect our gross margin.” Mr. Yu added.

Third Quarter 2021 Financial Results

Net sales for the 2021 third quarter increased 34.6 percent to $102.7 million, from $76.3 million in the same period last year. The increase primarily was driven by greater product penetration with existing customers, as well as new customers added in the quarter.

Net sales excluding PPE products, which carry higher margins, increased 43.2 percent to $101.9 million, from $71.2 million in the same period last year. Sales rose in each of Karat’s primary channels, distribution, online and national.

Gross profit for the 2021 third quarter increased to $29.8 million, from $23.0 million for the same period last year, primarily due to the increase in product sales, partially offset by higher freight costs.

Gross margin was 29.0 percent in the 2021 third quarter, compared with 30.2 percent in the same period last year. Gross margin in the 2021 second quarter was 29.7 percent.

Operating expenses in the 2021 third quarter totaled $24.4 million, a 52.8 percent increase from $16.0 million in last year’s third quarter, when Karat was still a privately owned company. The increase was primarily due to higher shipping costs, payroll expenses associated with workforce expansion, an increase in facility costs, and stock-based compensation of $0.8 million. Operating expenses in the 2021 second quarter were $21.2 million.

Operating income for the 2021 third quarter was $5.4 million, or 5.2 percent of net sales, compared with $7.0 million, or 9.2 percent of net sales, for the same period last year. Operating income for the second quarter of 2021 was $6.9 million, or 7.3 percent of net sales.

Net income amounted to $4.1 million for the 2021 third quarter, compared with $4.6 million for the same period last year. Net income margin was 4.0 percent for the third quarter, compared with 6.0 percent a year ago. Net income was $9.3 million, and net income margin was 9.9 percent for the 2021 second quarter. Net income for the 2021 second quarter included a gain of $5.0 million on the forgiveness of the company’s Paycheck Protection Program (PPP) loan.

Net income attributable to Karat Packaging for the 2021 third quarter was $3.8 million, or $0.19 per diluted share, compared with $4.1 million, or $0.26 per diluted share a year ago, and $9.6 million, or $0.50 per diluted share for the 2021 second quarter. Net income attributable to Karat Packaging for the 2021 second quarter also included the $5.0 million gain on forgiveness of the PPP loan.

Adjusted EBITDA totaled $8.2 million for the 2021 third quarter, compared with $9.1 million for the same period last year, and $10.1 million for the 2021 second quarter. Adjusted EBITDA margin was 8.0 percent of net sales, compared with 11.9 percent for the 2020 third quarter, and 10.7 percent in the 2021 second quarter. Adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures. Reconciliations of GAAP to non-GAAP results are provided in the tables following this press release.

Net cash used in operating activities totaled $3.6 million for the 2021 third quarter, compared with net cash provided by operating activities of $3.6 million for the same period last year. The decrease primarily reflects working capital activity, in particular decreases in accounts receivable and in the line of credit balance.

Nine-Month 2021 Financial Results

Net sales for the first nine months of 2021 increased 21.2 percent to $272.9 million, from $225.1 million for the same period last year.

Gross profit rose 13.9 percent to $79.5 million for the first nine months of 2021, from $69.8 million for the same period last year. Gross margin was 29.1 percent for the first nine months of 2021, compared with 31.0 percent for the same period last year.

Operating expenses were $63.5 million for the 2021 year-to-date period, an increase of 43.7 percent, compared with $44.2 million for the same period last year.

Operating income was $16.1 million for the first nine months of 2021, or 5.9 percent of net sales, compared with $25.6 million, or 11.4 percent of net sales, for the same period last year.

Other income totaled $4.5 million for the first nine months of 2021, compared with other expense of $5.1 million for the same period last year. Other income for the 2021 year-to-date period primarily reflects a $5 million gain on PPP loan forgiveness recorded for the second quarter. Other expense for the first nine months of 2021 primarily reflected a loss of $2 million on interest rate swap positions.

Net income increased to $16.5 million for the first nine months of 2021, from $15.1 million for the same period last year. Net income margin was 6.0 percent for the first nine months of 2021, compared with 6.7 percent for the same period last year. Net income attributable to Karat Packaging was $15.1 million, or $0.84 per diluted share, for the first nine months of 2021, compared with $16.6 million, or $1.07 per diluted share, for the same period last year.

Adjusted EBITDA totaled $25.1 million for the first nine months of 2021, compared with $31.5 million for the same period last year. Adjusted EBITDA margin was 9.2 percent for the 2021 year-to-date period, compared with 14.0 percent for the same period last year.

Net cash used in operating activities totaled $1.2 million for the first nine months of 2021, compared with net cash provided by operating activities of $12.3 million in the same period last year. The net change primarily reflects working capital activity.

Investor Conference Call

The Company will host an investor conference call today, November 11, 2021, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss its 2021 third quarter results.

Phone:	877-270-2148 (domestic); 412-902-6510 (international)
Replay:	Accessible through November 18, 2021; 877-344-7529 (domestic); 412-317-0088 (international); replay access code 10161613
Webcast:	Accessible at http://investor.karatpackaging.com/; archive available for approximately one year

About Karat Packaging Inc.

Karat Packaging Inc. is a specialty distributor and manufacturer of a wide range of environmentally friendly, disposable foodservice products and related items, primarily used by national and regional restaurants and in foodservice settings throughout the United States. Its products include food and take-out containers, bags, tableware, cups, lids, cutlery, straws, specialty beverage ingredients, equipment, gloves and other products. The company’s eco-friendly Karat Earth® line offers quality, sustainably focused products that are made from renewable resources. Karat Packaging also offers customized solutions, including new product development and design, printing, and logistics services. To learn more about Karat Packaging, please visit the company’s website at www.karatpackaging.com.

Caution Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including, but not limited to the net sales forecast for the 2021 fourth quarter and 2021 full year, are subject to numerous conditions, many of which are beyond the control of the company, including those set forth in the Risk Factors section of the company’s registration statement for the initial public offering filed with the SEC on April 14, 2021. Copies are available on the SEC’s website at www.sec.gov. Karat Packaging undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Relations and Media Contacts:

PondelWilkinson Inc.

Judy Lin Sfetcu/Roger Pondel

310-279-5980

karat@pondel.com

# # #

(tables follow)

KARAT PACKAGING INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net sales	$102,711	$76,317	$272,910	$225,137
Cost of goods sold	72,918	53,286	193,393	155,308
Gross profit	29,793	23,031	79,517	69,829

Operating expenses:
Selling expense	9,855	6,112	24,026	16,241
General and administrative expense (including $0.7 million and $0.8 million associated with variable interest entity for the three-months ended September 30, 2021 and 2020, respectively; and $2.0 million and $1.4 million for the nine-months ended September 30, 2021 and 2020, respectively, associated with variable interest entity)	14,573	9,877	39,485	27,948
Total operating expenses	24,428	15,989	63,511	44,189
Operating income	5,365	7,042	16,006	25,640

Other income (expense)
Rental income (including $0.2 million and $0 associated with variable interest entity for the three-months ended September 30, 2021 and 2020, respectively; and $0.7 million and $0 for the nine-months ended September 30, 2021 and 2020, respectively, associated with variable interest entity)	246	66	738	66
Other income	101	24	223	86
Loss on foreign currency transactions	(63)	(268)	(347)	(377)
Interest expense (including $0.3 million and $0.3 million interest expense associated with variable interest entity for the three-months ended September 30, 2021 and 2020, respectively; and $0.3 million and $2.9 million for the nine-months ended September 30, 2021 and 2020, respectively, associated with variable interest entity)	(308)	(847)	(1,158)	(4,858)
Gain on forgiveness of debt	-	-	5,000	-
Total other income (expense)	(24)	(1,025)	4,456	(5,083)
Income before provision for income tax	5,341	6,017	20,462	20,557

Provision for income tax	1,268	1,451	4,001	5,483
Net income	4,073	4,566	16,461	15,074

Net income (loss) attributable to noncontrolling interest	287	494	1,312	(1,521)

Net income attributable to Karat Packaging Inc.	$3,786	$4,072	$15,149	$16,595

Basic and diluted earnings per share:
Basic	$0.19	$0.27	$0.84	$1.09
Diluted	$0.19	$0.26	$0.84	$1.07

Weighted average common shares outstanding, basic	19,710,043	15,180,879	17,945,205	15,185,440
Weighted average common shares outstanding, diluted	19,881,295	15,451,879	18,110,127	15,456,440

KARAT PACKAGING INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share and per share data)

	September 30,	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents (including $0.7 million and $0.1 million associated with variable interest entity at September 30, 2021 and December 31, 2020)	$1,679	$448
Accounts receivable, net of allowance for doubtful accounts of $0.3 million and $0.3 million at September 30, 2021 and December 31, 2020, respectively	33,276	23,838
Inventories	60,207	48,961
Prepaid expenses and other current assets (including $0.1 million and $0.1 million associated with variable interest entity at September 30, 2021 and December 31, 2020)	5,690	6,530
Total current assets	100,852	79,777
Property and equipment, net (including $46.9 million and $47.8 million associated with variable interest entity at September 30, 2021 and December 31, 2020, respectively)	94,041	95,533
Deposits	4,237	2,456
Goodwill	3,510	3,113
Intangible assets, net	387	-
Deferred tax asset	64	64
Other assets (including $0 million and $0.1 million associated with variable interest entity at September 30, 2021 and December 31, 2020)	399	161
Total assets	$203,490	$181,104

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable (including $0 and $0.6 million associated with variable interest entity at September 30, 2021 and December 31, 2020, respectively)	$19,028	$20,069
Accrued expenses (including $0.4 million and $0.1 million associated with variable interest entity at September 30, 2021 and December 31, 2020, respectively)	8,161	4,959
Related party payable	2,611	5,038
Credit cards payable	131	794
Income taxes payable	106	41
Customer deposits (including $0.1 and $0 million associated with variable interest entity at September 30, 2021 and December 31, 2020)	1,125	551
Capital leases, current portion	186	321
Debt, current portion (including $1.2 million and $0.7 million associated with variable interest entity at September 30, 2021 and December 31, 2020, respectively)	1,166	11,364
Total current liabilities	32,514	43,137
Deferred tax liability	6,181	6,181
Line of credit	-	33,169
Long-term debt, net of current portion and debt discount of $0.2 million and $0.1 million at September 30, 2021 and 2020, respectively (including $35.6 million and $36.7 million associated with variable interest entity at September 30, 2021 and December 31, 2020, respectively, and debt discount of $0.2 million and $0.1 million associated with variable interest entity at September 30, 2021 and December 31, 2020)	35,629	53,410
Capital leases, net of current portion	106	290
Other liabilities (including $2.9 million and $3.9 million associated with variable interest entity at September 30, 2021 and December 31, 2020, respectively)	4,051	5,049
Total liabilities	78,481	141,236

Karat Packaging Inc. stockholders’ equity
Common stock, $0.001 par value, 100,000,000 shares authorized, 19,737,500 shares and 19,714,500 shares issued and outstanding, respectively, at September 30, 2021; 15,190,000 and 15,167,000 shares issued and outstanding, respectively, at December 31, 2020	20	15
Additional paid in capital	82,656	13,981
Treasury stock, $0.001 par value, 23,000 and 23,000 shares on September 30, 2021 and December 31, 2020	(248)	(248)
Retained earnings	33,805	18,656
Total Karat Packaging Inc. stockholders’ equity	116,233	32,404
Noncontrolling interest	8,776	7,464
Total stockholders’ equity	125,009	39,868

Total liabilities and stockholders’ equity	$203,490	$181,104

Karat Packaging, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (UNAUDITED)

(In thousands)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities
Net income	$16,461	$15,074
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	7,477	6,103
Provision for bad debt	-	98
Reserve for inventory obsolescence	133	-
Gain on sales of asset	-	(19)
Change in fair value of interest rate swap	(1,298)	2,028
Amortization of loan fees	9	9
Stock-based compensation	1,088	-
Gain on forgiveness of PPP loan	(5,000)	-
(Increase) decrease in operating assets
Accounts receivable	(9,438)	(2,458)
Inventories	(11,226)	(13,187)
Prepaid expenses and other current assets	840	(2,332)
Due from affiliated companies	-	(840)
Deposits	(64)	1,739
Other assets	(238)	-
Increase (decrease) in operating liabilities
Accounts payable	(1,041)	801
Accrued expenses	3,202	1,069
Related party payable	(2,427)	1,170
Credit cards payable	(663)	(317)
Income taxes payable	65	3,088
Customer deposits	574	(11)
Other liabilities	300	285
Net cash (used in) provided by operating activities	$(1,246)	$12,300

Cash flows from investing activities
Purchases of property and equipment	(1,604)	(27,621)
Proceeds on disposal of property and equipment	-	24
Deposits paid for property and equipment	(3,792)	(5,640)
Effect on initial consolidation of Lollicup Franchising Inc, net of cash acquired	-	(893)
Acquisition of Pacific Cup, Inc., net of cash acquired	(900)	-
Purchase of warehouse building	(2,343)	-
Net cash used in investing activities	$(8,639)	$(34,130)

Cash flows from financing activities
Proceeds from line of credit	1,470	5,190
Net payments online of credit	(34,639)	-
Proceeds from long-term debt, net of issuance cost	15,997	24,542
Payments on long-term debt	(38,985)	(5,497)
Issuance of common stock in connection with our initial public offering, net of issuance costs	67,592	-
Dividends paid to shareholders	-	(607)
Payments on capital lease obligations	(319)	(285)
Treasury stock acquired	-	(248)
Net cash provided by financing activities	$11,116	$23,095
Net increase in cash and cash equivalents	1,231	1,265

Cash and cash equivalents
Beginning of year	$448	$802
End of year	$1,679	$2,067

KARAT PACKAGING INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP TO GAAP FINANCIAL MEASURES

(Unaudited)

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2021	2020	2021	2021	2020
Reconciliation of Adjusted EBITDA:	(in thousands)			(in thousands)
Net sales	$102,711	$76,317	$94,526	$272,910	$225,137

Net income:	$4,073	$4,566	$9,338	$16,461	$15,074
Add (deduct):
Interest expense	308	847	1,128	1,158	4,858
Income tax expense	1,268	1,451	1,547	4,001	5,483
Depreciation and amortization	2,534	2,234	2,479	7,477	6,103
IPO related expenses	—	—	601	997	—
Gain on forgiveness of debt	—	—	(5,000)	(5,000)	—
Adjusted EBITDA	$8,183	$9,098	$10,093	$25,094	$31,518
Net income margin1	4.0%	6.0%	9.9%	6.0%	6.7%
Adjusted EBITDA margin1	8.0%	11.9%	10.7%	9.2%	14.0%

Reconciliation of Adjusted EBITDA by Entity:	Three Months Ended September 30, 2021 (in thousands)
	Karat Packaging	Global Wells	Eliminations	Consolidated
Net Sales	$102,711	$—	$—	$102,711

Net income (loss):	$3,786	$332	$(45)	4,073
Add (deduct):
Interest expense	35	273	—	308
Income tax expense	1,268	—	—	1,268
Depreciation and amortization	2,231	303	—	2,534
IPO related expenses	—	—	—	—
Gain on forgiveness of debt	—	—	—	—
Adjusted EBITDA	$7,320	$908	(45)	8,183

Reconciliation of Adjusted EBITDA by Entity:	Nine Months Ended September 30, 2021 (in thousands)
	Karat Packaging	Global Wells	Eliminations	Consolidated
Net Sales	$272,910	$—	$—	$272,910

Net income (loss):	$15,149	$1,517	$(205)	$16,461
Add (deduct):
Interest expense	875	283	—	1,158
Income tax expense	4,001	—	—	4,001
Depreciation and amortization	6,568	910	—	7,477
IPO related expenses	997	—	—	997
Gain on forgiveness of debt	(5,000)	—	—	(5,000)
Adjusted EBITDA	$22,589	$2,710	$(205)	$25,094

1 We define net income margin as net income divided by net sales and adjusted EBITDA margin as adjusted EBITDA divided by net sales.

Note about Non-GAAP Financial Measures

Karat Packaging uses Adjusted EBITDA and Adjusted EBITDA Margin to measure its financial performance. Adjusted EBITDA and Adjusted EBITDA Margin are supplemental non-GAAP financial measures of operating performance and are not based on any standardized methodology prescribed by GAAP. Adjusted EBITDA and Adjusted EBITDA Margin should not be considered in isolation or as alternatives to net income, cash flows from operating activities or other measures determined in accordance with GAAP. Also, Adjusted EBITDA and Adjusted EBITDA Margin are not necessarily comparable to similarly titled measures presented by other companies.

KARAT PACKAGING INC. AND SUBSIDIARIES

NET SALES BY CATEGORY

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
National	$22,894,000	$18,426,000	$63,493,000	$50,092,000
Distributors	57,317,000	39,862,000	148,294,000	118,322,000
Online	14,644,000	8,928,000	39,790,000	26,472,000
Retail	7,856,000	9,101,000	21,333,000	30,251,000
Net Sales	$102,711,000	$76,317,000	$272,910,000	$225,137,000

KARAT PACKAGING INC. AND SUBSIDIARIES

NET SALES EXCLUDING PPE BY CATEGORY

(Unaudited)

	Three Months Ended September 30,
	2021	2020
National	$22,871,000	$18,317,000
Distributors	56,671,000	35,639,000
Online	14,571,000	8,480,000
Retail	7,802,000	8,747,000
Net sales, excluding PPE	$101,915,000	$71,183,000